Vellmer & Chang
Chartered Accountants

Suite 406-455 Granville Street
Vancovuer, B.C., V6C 1T1
Tel: 604-687-3773
Fax: 604-687-3778

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Gondwana Energy, Ltd.
Suite 400 - 534 17th Avenue S.W.
Calgary, Alberta
T2S 0B1
Canada

We hereby consent to the use in this Form 10-SB Registration Statement of our Independent Registered Public Accounting Firm's Report dated February 10, 2005, except with regards to Note 7 which is dated March 3, 2005 and Note 8 which is dated May 7, 2005, relating to the financial statements of Gondwana Energy, Ltd. as at December 31, 2004 and September 30, 2004 and 2003. Our report contains explanatory paragraphs regarding the ability of the Company to continue as a going concern and regarding the restatement of the financial statements to correct an error.

/s/ Vellmer & Chang (formerly "Hoogendoorn Vellmer")
Independent Registered Public Accounting Firm
Vancouver, British Columbia

August 18, 2005